Calculation of Filing Fee Tables
S-8
Caring Brands, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	2,000,000	$ 1.02	$ 2,040,000.00	0.0001381	$ 281.72
Total Offering Amounts:						$ 2,040,000.00		$ 281.72
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 281.72
Offering Note
[1]	(1) Represents shares issued or issuable pursuant to the Caring Brands, Inc. 2024 Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions. (2) Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the registrant's common stock of approximately $1.02 per share (rounded to the nearest cent) on May 5, 2026, as reported on The Nasdaq Capital Market, pursuant to Rule 457(c) under the Securities Act.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources